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                                                                   EXHIBIT 10.16

                                            Michael Mansouri
                                            President and CEO
                                            iPass Inc.
                                            650 Castro Street, Suite 500
                                            Mountain View, CA 94041



August 19, 1999

Chris Moore
850 Center Drive
Palo Alto, CA 94301

Dear Chris:

        This letter is to confirm your ending full-time employment with the Company and beginning the previously agreed severance.

        1. SEPARATION. Your last day of employment with the Company will be August 1, 1999 (the "Separation Date"). The Company will pay you all accrued salary and incentive compensation and all accrued and unused vacation earned through the Separation Date. In addition, you will receive severance compensation (as stated and limited in Exhibit A). For a period of no more than one year, the Company will continue to provide you use of voice-mail, e-mail, a computer as well as health coverage until such time that you become covered by another plan.

        2. INDEMNIFICATION. In the event you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you were a director or officer of the Company, you shall be indemnified by the Company, and the Company shall pay your related expenses when and as incurred, all to the fullest extent permitted by law and in accordance with the Company's Amended and Restated Bylaws.



                                   Sincerely,

                                   IPASS INC.



                                   By: /s/ Michael Mansouri
                                       -----------------------------------
                                       MICHAEL MANSOURI
                                       Chief Executive Officer

UNDERSTOOD AND AGREED:


/s/ Christopher Moore
-----------------------------------
CHRIS MOORE




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                                    EXHIBIT A

                              TERMINATION BENEFITS



        Upon execution by you ("Executive") of an effective release of claims as attached as Exhibit B, the Company shall provide Executive with termination benefits upon termination of employment, as follows:

        An amount equal to one year's base salary and target bonus at the time of termination shall be paid by the Company in twelve equal monthly installments following termination of employment. All such amounts shall be paid by the Company as soon as administratively possible at or following the time such amount becomes due and payable and following the first point in time that the Company is entitled to deduct such payments for income tax purposes in compliance with applicable law, including but not limited to the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All of the unvested shares subject to option held by Executive on the date of such termination that would have vested over the succeeding twelve month period shall vest on the dates on which such shares would have become vested had Executive remained employed with the Company for such twelve month period. The options shall remain exercisable for the period specified in such options following Executive's termination of employment.

        In addition, the Company's obligation to provide any further benefits under Section 4.1 shall immediately cease in the event that Executive either (a) violates the terms of the Company's standard form of Employee Confidentiality and Assignment of Inventions Agreement signed by Executive or (b) competes with the Company during the term of his employment or within twelve (12) months following termination of employment. For purpose of this Agreement, Executive "competes" with the Company if he engages in (whether as an employee, consultant, proprietor, partner, director or otherwise), or has any ownership interest in, or participates in the financing, operation, management or control of, any person, firm, corporation or business which sells products or services which directly compete with the products or services either offered by the Company at the time or at the termination of Executive's employment were, and at that time are, are being developed for offering by the Company (a "Competing Company'). In the event that the Competing Company has one or more lines of business which do not compete with the Company, Executive will not be in violation of this provision if he is involved only with the line or lines of business which do not compete with the Company and he has no managerial or ownership control over any competing line of business. It is agreed that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.




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                                    EXHIBIT B

                                     RELEASE



        Certain capitalized terms used in this Release are defined in the Separation Agreement to which this Exhibit is attached and which I have reviewed.

        I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

        Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law, or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any, or to release the Company from any obligations which it has to pay termination benefits upon certain types of termination of my employment with the Company as set forth and determined in the Executive Employment Agreement.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under



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the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke this Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.



                                            CHRISTOPHER W. MOORE


Date:                                       /s/ Christopher W. Moore
     -------------                          ---------------------------------









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[IPASS LETTERHEAD]

August 19, 1999

Chris Moore
850 Center Drive
Palo Alto, CA 94301

Dear Chris:

     This letter is to clarify the consulting arrangement we have previously discussed:

     1. CONSULTING. The Company will engage you as a consultant under the following terms.

          a. CONSULTING PERIOD. The consulting relationship commences on September 1, 1999 and ends on January 1, 2000 (the "Consulting Period"). This agreement may be continued by mutual agreement between you and the Company's CEO ("CEO").

          b. CONSULTING DUTIES. You will make yourself available to provide consulting services to accomplish goals mutually agreed by yourself and the CEO. Duties shall be to support the completion of the following goals:

               (i)  By December 1, 1999:

                    - Complete acquisition of the HomeGate patent (40%).

                    - Oversight of Jay Farhat's completion of his MBOs
                      (20%)

                    - Continued support in the completion of the Series E
                      financing (40%).

               (ii) By January 1, 2000 goals as mutually agreed with the CEO.

          c. CONSULTING FEES. During the Consulting Period as noted in (i), the Company will pay you $68,750 (one quarter of your base and incentive pay), and for the consulting period as noted in (ii) above, at an hourly rate equivalent to your base and incentive pay. The Company will not withhold or make payments for taxes, social security, or other payroll deductions, make unemployment insurance or disability insurance contributions, or obtain worker's compensation insurance on your behalf. The Company will issue an IRS 1099-MISC form with respect to the Consulting Fees. You acknowledge that you are an independent contractor and not an employee of the Company. You agree to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contractor. You hereby agree to indemnify the Company and hold it harmless from any liability for any taxes, contributions,

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penalties, and interest that may be assessed by any taxing or governmental authority with respect to the Consulting Fees.

          d. Other Work Activities. During the Consulting Period, you may engage in employment, consulting or other work relationships in addition to your consulting for the Company. The Company agrees to make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it does not interfere with other work activities in which you may engage.

          e. Confidentiality and Work Product. During the Consulting Period and afterwards, you will keep all of the Company's confidential and proprietary information in confidence in accordance with the confidentiality provisions of the Employee Confidentiality and Assignment of Inventions Agreement between you and the Company [a copy of which is attached to this letter]. All of the work product that you create during the Consulting Period will be the exclusive property of the Company unless you and the Company otherwise agree in writing, and you hereby assign all right, title and interest in such work product (including all intellectual property rights) to the Company.

     2. EXPENSE REIMBURSEMENTS. During the Consulting Period, upon your provision of proper documentation, the Company will reimburse you for reasonable expenses pre-approved by the Company and incurred by you in performing consulting services at the Company's request. Recognizing that you have agreed to perform consulting services from your home office, the following expenses shall be considered pre-approved: costs of mobile and home-office telephone service and internet access services from your home office.

                                                  Sincerely,

                                                  iPass Inc.

                                             By:  /s/ MICHAEL MANSOURI
                                                  -----------------------------
                                                  MICHAEL MANSOURI
                                                  Chief Executive Officer

Undersigned and Agreed:
/s/ CHRISTOPHER MOORE
------------------------------------
Chris Moore

Date:______________________________


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